EXHIBIT 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated historical financial statements of us, the unaudited pro forma consolidated financial information of us and Discount and the notes to those statements. Our fiscal year ends on the Saturday nearest December 31 of each year. Our first quarter consists of 16 weeks, and the other three quarters consist of 12 weeks. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

General

We conduct all of our operations through our wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries. We were formed in 1929 and operated as a retailer of general merchandise until the 1980s. In the 1980s, we sharpened our marketing focus to target sales of automotive parts and accessories to “do-it-yourself,” or DIY, customers and accelerated our growth strategy. From the 1980s through the present, we have grown significantly through new store openings, strong comparable store sales growth and strategic acquisitions. Additionally, in 1996, we began to aggressively expand our sales to “do-it-for-me,” or DIFM, customers by implementing a commercial delivery program that supplies parts and accessories to third party professional installers and repair providers.

At December 29, 2001, we had 1,775 stores operating under the “Advance Auto Parts” trade name, in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States and 669 stores operating under the “Discount Auto Parts” trade name in the Southeastern region of the United States. In addition, we had 40 stores operating under the “Western Auto” trade name primarily located in Puerto Rico and the Virgin Islands. We are the second largest specialty retailer of automotive parts, accessories and maintenance items to DIY customers in the United States, based on store count and sales. We currently are the largest specialty retailer of automotive products in the majority of the states in which we operate, based on store count.

Our combined operations are conducted in two operating segments, retail and wholesale. The retail segment consists of our retail operations operating under the trade names “Advance Auto Parts” and “Discount Auto Parts” in the United States and “Western Auto” in Puerto Rico, the Virgin Islands and one store in California. We also operate a wholesale distribution network which includes distribution services of automotive parts and accessories to approximately 470 independently owned dealer stores in 44 states operating under the “Western Auto” trade name. Our wholesale operations accounted for approximately 3.9% of our net sales for the year ended December 29, 2001. The discussion for all periods presented in this section has been restated to reflect our Western Auto store located in California in the retail segment.

Acquisitions and Recapitalization

Discount Acquisition.    On November 28, 2001, we acquired Discount in a transaction in which Discount’s shareholders received $7.50 per share in cash (or approximately $128.5 million in the aggregate) plus 0.2577 shares of our common stock for each share of Discount common stock. We issued approximately 4.3 million shares of our common stock to the former Discount shareholders, which represented 13.2% of our total shares outstanding immediately following the acquisition. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations for Discount for the periods from December 2, 2001 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. Negative goodwill of $75.7 million, resulting from total excess fair value over the purchase price, was allocated proportionately as a reduction to non-current assets, primarily property and equipment.

In connection with the Discount acquisition, we issued an additional $200 million face value of 10.25% senior subordinated notes and entered into a new senior credit facility that provides for (1) a $180 million tranche A term loan facility and a $305 million tranche B term loan facility and (2) a $160 million revolving credit facility (including a letter of credit sub-facility). Upon the closing of the Discount acquisition, we used $485 million of borrowings under the new senior credit facility and net proceeds of $185.6 million from the sale of the senior subordinated notes to, among other things, pay the cash portion of the acquisition consideration, repay all amounts outstanding under our then-existing credit facility, repay $204.7 million of outstanding indebtedness of Discount, including prepayment penalties, and purchase Discount’s Gallman distribution facility from the lessor.

At November 28, 2001, Discount had 671 stores in six states, including the leading market position in Florida, with 437 stores. Including the acquired Discount stores, we had 2,484 stores at December 29, 2001. On a pro forma basis, our net sales and EBITDA, as adjusted, for 2001 would have been $3.1 billion and $261.9 million. We expect to achieve ongoing purchasing savings as a result of the acquisition. In addition, we expect to achieve significant savings from the optimization of our combined distribution network, including more efficient capacity utilization at Discount’s Mississippi distribution center, as well as from the reduction of overlapping administrative functions. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding certain one-time integration expenses. We expect these one-time integration expenses to total approximately $53 million from the close of the acquisition through the end of 2003, approximately $41 million of which we expect to incur in 2002.

Carport Acquisition.    On April 23, 2001, we completed our acquisition of the assets used in the operation of Carport Auto Parts, Inc. retail auto parts stores located throughout Alabama and Mississippi. Based upon store count, this made us the largest retailer of automotive parts in this market. Upon the closing of the acquisition, we decided to close 21 Carport stores not expected to meet long-term profitability objectives. The remaining 30 Carport locations were converted to the Advance Auto Parts store format within six weeks of the acquisition. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Carport for the periods from April 23, 2001 are included in the accompanying consolidated financial statements. The purchase price of $21.5 million has been allocated to the assets acquired and the liabilities assumed, based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3.7 million in goodwill.

Western Auto Acquisition.    On November 2, 1998, we acquired Western Auto Supply Company from Sears. The purchase price included the payment of 11,474,606 shares of our common stock and $185.0 million in cash. Certain of our stockholders invested an additional $70.0 million in equity to fund a portion of the cash portion of the purchase price, the remainder of which was funded through additional borrowings under our prior credit facility, and cash on hand. The Western merger was accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. Negative goodwill of $4.7 million, resulting from total excess fair value over the purchase price, was allocated proportionately as a reduction to non-current assets, primarily property and equipment.

We have achieved significant benefits from the combination with Western through improved purchasing efficiencies from vendors, consolidated advertising, distribution and corporate support efficiencies. The Western merger resulted in the addition of a net 545 Advance Auto Parts stores, 39 Western Auto stores and the wholesale operations.

Recapitalization.    On April 15, 1998, we consummated a recapitalization in which Freeman Spogli & Co. and Ripplewood Partners, L.P. purchased approximately $80.5 million and $20.0 million of our common stock, respectively, representing approximately 64% and 16% of our outstanding common stock immediately following the recapitalization. In connection with the recapitalization, management purchased approximately $8.0 million, or approximately 6%, of our outstanding common stock. The purchase of common stock by management resulted in stockholder subscription receivables. The notes are full recourse and provide for annual interest payments, at the prime rate, with the entire principal amount due on April 15, 2003. In addition, on April 15, 1998, we entered into our prior credit facility and also issued $200 million of senior subordinated notes and approximately $112 million in face amount of senior discount debentures. In connection with these transactions, we extinguished a substantial portion of our existing notes payable and long-term debt. These transactions collectively represent the “recapitalization.” We have accounted for the recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt. In connection with the Discount acquisition, we repaid all amounts outstanding under our prior credit facility and entered into our senior credit facility.

Non-recurring Charges

During the fourth quarter of 2001, we recorded the following non-recurring charges, net of tax: $0.7 million in integration expenses associated with the Discount acquisition; $2.2 million in lease termination expenses resulting from the planned closure of approximately 27 Advance Auto Parts stores that overlap with Discount stores; $5.2 million in stock option compensation charges described below; $6.3 million in supply chain initiatives described below; $6.5 million to reduce the book value of certain excess property currently held for sale described below; $2.1 million to implement an accounting change associated with the reclassification of cooperative income from selling, general and administrative expense to gross margin described below; and $3.7 million in charges related to the write-off of deferred debt issuance costs associated with refinancing our credit facility in connection with the Discount acquisition.

The $5.2 million, net of tax, in stock option compensation charges resulted from variable provisions of our employee stock option plans that were in place when we were a private company and that we since have eliminated. Under the modified plan, option exercise prices are fixed and therefore will not result in future compensation expense. No additional common shares or options were issued as a result of these modifications.

The $6.3 million, net of tax, in expenses relating to supply change initiatives is related to our recent review of our supply chain and logistics operations, including our distribution costs and inventory stocking levels. As part of this review, we have identified a portion of our inventory and expect to identify additional inventory that we may offer in the future only in certain store locations or regions. The expenses related to this initiative are primarily related to restocking and inventory handling charges. We may generate significant cash proceeds as a result of this initiative by reducing our inventory investment while continuing to maintain high levels of customer service and in-stock positions.

The reduction of book value of certain properties of $6.5 million, net of tax, is related to the revaluation of certain excess properties currently held for sale. In addition, we have closed and may explore the future possibility of closing additional distribution facilities and may write-down the value of such facilities in connection with our supply chain initiative.

The expense of $2.1 million, net of tax, to implement an accounting change results from a change in our method of accounting for certain cooperative advertising funds received from vendors. Previously, we accounted for these funds as a reduction to advertising expense as the related advertising expenses were incurred. In order to better align the reporting of these payments with the sale of the associated product, we decided to recognize these payments as a reduction to the cost of inventory acquired from vendors, which results in a lower cost of sales for the products sold. We believe this is a preferable method of accounting. The change will result in a slightly more conservative recognition of income in future periods. This change in accounting principle has been applied in our 2001 financial statements as if the change occurred at the beginning of our 2001 fiscal year, and has been recognized as a cumulative effect of the change in accounting principle. This change results in lower cost of sales with corresponding increases in selling, general and administrative expenses.

Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting policies generally accepted in the United States. Our discussion and analysis of the financial condition and results of operations are based on these financial statements. The preparation of these financial statements requires the application of these accounting policies in addition to certain estimates and judgments by our management. Our estimates and judgments are based on currently available information, historical results and other assumptions we believe are reasonable. Actual results could differ from these estimates.

The following critical accounting policies are used in the preparation of the financial statements as discussed above.

Vendor Incentives

We receive incentives from vendors related to cooperative advertising allowances, volume rebates and other miscellaneous agreements. Many of the incentives are under long-term agreements (terms in excess of one year), while others are negotiated on an annual basis. Our vendors require us to use certain cooperative advertising allowances exclusively for advertising. These restricted cooperative advertising allowances are recognized as a reduction to selling, general and administrative expenses as advertising expenditures are incurred. Unrestricted cooperative advertising revenue, rebates and other miscellaneous incentives are earned based on purchases and/or the sale of the product. Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the consolidated balance sheets included elsewhere in this prospectus. We record unrestricted cooperative advertising and volume rebates earned as a reduction of inventory and recognize the incentives as a reduction to cost of sales as the inventory is sold. Short-term incentives are recognized as a reduction to cost of sales over the course of the annual agreement term and are not recorded as reductions to inventory.

We recognize other incentives earned related to long-term agreements as a reduction to cost of sales over the life of the agreement based on the timing of purchases. These incentives are not recorded as reductions to inventory. The amounts earned under long-term arrangements not recorded as a reduction of inventory are based on our estimate of total purchases that will be made over the life of the contracts and the amount of incentives that will be earned. The incentives are generally recognized based on the cumulative purchases as a percentage of total estimated purchases over the life of the contract. Our margins could be impacted positively or negatively if actual purchases or results differ from our estimates, but over the life of the contract would be the same.

During the fourth quarter of 2001, we changed our method of accounting for unrestricted cooperative advertising allowances. These incentives are now treated as a reduction to inventory and the corresponding cost of sales. Previously, we accounted for these incentives as a reduction to selling, general and administrative expenses to the extent advertising expense was incurred.

Inventory

        Minimal inventory shrink reserves are recorded related to Advance Auto Parts stores as a result of our extensive and frequent cycle counting program. Our estimates related to these shrink reserves depend on the effectiveness of the cycle counting programs. We evaluate the effectiveness of these programs on an on-going basis.

        Minimal reserves for potentially excess and obsolete inventories are recorded as well. The nature of our inventory is such that the risk of obsolescence is minimal. In addition, we have historically been able to return excess items to the vendor for credit. We provide reserves where less than full credit will be received for such returns and where we anticipate that items will be sold at retail prices that are less than recorded cost. Future changes by vendors in their policies or willingness to accept returns of excess inventory could require us to revise our estimates of required reserves for excess and obsolete inventory.

Warranties

We record accruals for future warranty claims related to warranty programs for batteries, tires, road-side assistance and Craftsman products. Our accruals are based on current sales of the warranted products and historical claim experience. If claims experience differs from historical levels, revisions in our estimates may be required.

Restructuring and Closed Store Liabilities

We recognize a provision for future obligations at the time a decision is made to close a store location and includes future minimum lease payments, common area maintenance and taxes. Additionally, we make certain assumptions related to potential subleases and lease buyouts that reduce the recorded amount of the accrual. These assumptions are based on our knowledge of the market and the relevant experience. However, the inability to enter into the subleases or obtain buyouts within the estimated timeframe may result in increases or decreases to these reserves.

Contingencies

We accrue for obligations, including estimated legal costs, when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax, environmental and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

Results of Operations

The following table sets forth certain of our operating data expressed as a percentage of net sales for the periods indicated.

	Fiscal Year
	1999	2000	2001

Net sales	100.0%	100.0%	100.0%
Cost of sales(1)	63.6	60.8	57.2
Expenses associated with supply chain initiatives	—	—	0.4

Gross profit	36.4	39.2	42.4
Selling, general and administrative expenses(1)(2)	33.5	35.0	37.6
Expenses associated with supply chain initiatives	—	—	0.1
Impairment of assets held for sale	—	—	0.5
Expenses associated with merger related restructuring	—	—	0.1
Expenses associated with merger and integration	1.9	—	0.0
Non-cash stock option compensation expense	0.1	0.1	0.5

Operating income	0.9	4.1	3.5
Interest expense	2.8	2.9	2.5
Other income, net	0.2	0.0	0.1
Income tax (benefit) expense	(0.6)	0.5	0.4

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	(1.1)	0.7	0.7
Extraordinary item, gain (loss) on debt extinguishment, net of income taxes	—	0.1	(0.1)
Cumulative effect of a change in accounting principle, net of income taxes	—	—	(0.1)

Net income (loss)	(1.1)%	0.8%	0.5%

(1)
Cost of sales and selling, general and administrative expenses presented for fiscal 2001 reflect the change in accounting principle related to cooperative advertising funds. This change resulted in lower cost of sales with corresponding increases in selling, general and administrative expenses.

(2)	Selling, general and administrative expenses are adjusted for certain non-recurring and other items.

Quarterly Financial Results (unaudited) (in thousands, except per share data)

	16-Weeks Ended 4/22/2000	12-Weeks Ended 7/15/2000	12-Weeks Ended 10/7/2000	12-Weeks Ended 12/30/2000	16-Weeks Ended 4/21/2001(a)	12-Weeks Ended 7/14/2001(a)	12-Weeks Ended 10/6/2001(a)	12-Weeks Ended 12/29/2001
Net sales	$677,582	$557,650	$552,138	$500,652	$729,359	$607,478	$598,793	$582,009
Gross profit	258,975	216,533	223,903	196,484	311,450	257,228	256,734	241,515
(Loss) income before extraordinary item and cumulative effect of a change in accounting principle	(956)	10,381	9,507	(2,306)	3,873	14,124	15,232	(16,040)
Extraordinary item, gain (loss) on debt extinguishment, net of $1,759 and $2,424 income taxes, respectively	—	—	2,933	—	—	—	—	(3,682)
Cumulative effect of a change in accounting principle, net of $1,360 income taxes	—	—	—	—	—	—	—	(2,065)

Net (loss) income	$(956)	$10,381	$12,440	$(2,306)	$3,873	$14,124	$15,232	$(21,787)

Basic earnings (loss) per common share:
Before extraordinary item and cumulative effect of a change in accounting principle	$(0.03)	$0.37	$0.34	$(0.08)	$0.14	$0.50	$0.54	$(0.54)
Extraordinary item, gain on debt extinguishment, net of $1,759 and $2,424 income taxes, respectively	—	—	0.10	—	—	—	—	(0.12)
Cumulative effect of a change in accounting principle, net of $1,370 income taxes	—	—	—	—	—	—	—	(0.07)

Net (loss) income	$(0.03)	$0.37	$0.44	$(0.08)	$0.14	$0.50	$0.54	$(0.73)

Diluted earnings (loss) per common share:
Before extraordinary item and cumulative effect of a change in accounting principle	$(0.03)	$0.36	$0.33	$(0.08)	$0.14	$0.49	$0.53	$(0.54)
Extraordinary item, gain on debt extinguishment, net of $1,759 and $2,424 income taxes, respectively	—	—	0.10	—	—	—	—	(0.12)
Cumulative effect of a change in accounting principle, net of $1,370 income taxes	—	—	—	—	—	—	—	(0.07)

Net (loss) income	$(0.03)	$0.36	$0.44	$(0.08)	$0.14	$0.49	$0.53	$(0.73)

(a)	Reflects the change in accounting principle related to the cooperative advertising funds.

Net Sales

Net sales consist primarily of comparable store sales, new store net sales, service net sales, net sales to the wholesale dealer network and finance charges on installment sales. Comparable store sales is calculated based on the change in net sales starting once a store has been opened for 13 complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Each Parts America store that was acquired in the Western merger and subsequently converted to an Advance Auto Parts store has been included in the comparable store sales calculation after 13 complete accounting periods following the completion of its physical conversion to an Advance Auto Parts store. Additionally, the stores acquired in the Carport and Discount acquisitions will be included in the comparable store sales calculation following thirteen complete accounting periods following their system conversion to the Advance Auto Parts store system. We do not include net sales from the Western Auto retail stores in our comparable store sales calculation.

Cost of Sales

Our cost of sales includes merchandise costs and warehouse and distribution expenses as well as service labor costs of our Western Auto stores. Gross profit as a percentage of net sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs. We seek to avoid fluctuation in merchandise costs by entering into long-term purchasing agreements with vendors in exchange for pricing certainty.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of store payroll, store occupancy (including rent), net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses. We lease substantially all of our stores.

Fiscal 2001 Compared to Fiscal 2000

Net sales for 2001 were $2,517.6 million, an increase of $229.6 million, or 10.0%, over net sales for 2000. Net sales for the retail segment increased $252.4 million, or 11.6%. The net sales increase for the retail segment was due to an increase in comparable store sales of 6.2%, sales from the recently acquired Discount stores and contributions from new stores opened within the last year. The comparable store sales increase of 6.2% was a result of growth in both the DIY and DIFM market segments, as well as the continued maturation of new stores. Net sales for the wholesale segment decreased $22.8 million due to a decline in the number of dealer stores we serviced and lower average sales to each dealer.

During 2001, we opened 110 new stores (including the 30 net stores from the Carport acquisition in April 2001), relocated 18 stores and closed 24 stores. Additionally, we acquired 671 stores in the Discount acquisition in November 2001 and closed two of these stores in December 2001, bringing the total number of stores to 2,484. We have increased the number of our stores participating in our commercial delivery program to 1,370, primarily as a result of adding 167 Discount stores with existing commercial delivery programs. Additionally, as of December 29, 2001, we supplied approximately 470 independent dealers through the wholesale dealer network.

Gross profit for 2001, excluding non-recurring charges associated with our supply chain initiatives, was $1,076.0 million, or 42.7% of net sales, as compared to $895.9 million, or 39.2% of net sales, in 2000. The change in accounting principle accounted for approximately 220 basis points of the increase with the remaining increase attributable to positive shifts in product mix. The $8.3 million net gain recorded as a reduction to cost of sales during the first quarter of 2001 as a result of a vendor contract settlement was equally offset by higher cost of sales during the last three quarters of 2001 as a result of the new supplier contract. The gross profit for the retail segment, excluding non-recurring charges associated with our supply chain initiatives, was $1,062.0 million, or 43.9% of net sales, for 2001, as compared to $881.0 million, or 40.7% of net sales, in 2000. The increase in gross profit was primarily attributable to the change in accounting principle and positive shifts in product mix.

Selling, general and administrative expenses, before merger and integration expenses, non-recurring charges and non-cash stock option compensation expense increased to $947.5 million, or 37.6% of net sales for 2001, from $801.5 million, or 35.0% of net sales for 2000. The change in accounting principle accounted for approximately 220 basis points of the increase with the remaining increase attributable to increased investment in store staffing and retention initiatives, which were put in place in the third quarter of 2000, and higher insurance costs due to adverse changes in the insurance market.

EBITDA (operating income plus depreciation and amortization), as adjusted for merger and integration expenses, expenses associated with our supply chain initiatives, restructuring expenses, devaluation of assets held for sale and non-cash and other employee compensation, was $199.7 million in 2001 or 7.9% of net sales, as compared to $161.9 million, or 7.1% of net sales, in 2000. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. We believe certain non-recurring charges, non-cash and other employee compensation, and merger and integration expenses, should be eliminated from the EBITDA calculation to evaluate our operating performance.

Interest expense for 2001 was $61.9 million, or 2.5% of net sales, as compared to $66.6 million, or 2.9% of net sales, in 2000. The decrease in interest expense was a result of lower average outstanding borrowings and a decrease in average interest rates over 2000.

Our effective income tax rate was 39.7% of pre-tax income for 2001, as compared to 38.8% for 2000. This increase is a result of an increase in the amount of permanent differences between book and tax reporting treatment on total income tax expense (benefit).

We recorded an extraordinary loss on the extinguishment of debt during the fourth quarter of 2001. This loss is the result of the write-off of $3.7 million, net of $2.4 million income taxes, or $0.13 loss per diluted share, of deferred debt issuance costs associated with refinancing our credit facility in connection with the Discount acquisition.

We also recorded a loss of $2.1 million, net of $1.4 million of income taxes, or $0.07 loss per diluted share, for the cumulative effect of a change in accounting principle during the fourth quarter of 2001. This change in accounting principle is a result of our change in accounting method related to certain cooperative advertising funds received from vendors. This change resulted in the reduction of the cost of inventory acquired from vendors and the resulting costs of sales.

After one-time expenses, we recorded net income of $11.4 million, or $0.39 per diluted share, for 2001, as compared to net income of $19.6 million, or $0.68 per diluted share, for 2000. We recorded certain one-time expenses in 2001, resulting in a net income loss of $0.91 per diluted share. As a percentage of sales, net income for fiscal 2001 was 0.5% as compared to 0.8% for 2000.

Fiscal 2000 Compared to Fiscal 1999

Net sales for 2000 were $2,288.0 million, an increase of $81.1 million, or 3.7%, over net sales for 1999. Net sales for the retail segment increased $149.9 million, or 7.4%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 4.4% and contributions from new stores opened within the last year. The comparable store sales increase of 4.4% was primarily a result of growth in both the DIY and DIFM market segments, as well as the continued maturation of new stores and the converted Parts America stores. Net sales for the wholesale segment decreased 36.3% or $68.8 million due to a decline in the number of dealer stores serviced and lower average sales to each dealer.

During 2000, we opened 140 new stores, relocated 10 stores and closed 28 stores, bringing the total retail segment stores to 1,729. At year end, we had 1,210 stores participating in our commercial delivery program, a result of adding 116 net stores to the program during 2000. Additionally, at December 30, 2000, we supplied approximately 590 independent dealers through the wholesale dealer network and our one store in California.

Gross profit for 2000 was $895.9 million, or 39.2% of net sales, as compared to $802.8 million, or 36.4% of net sales, in 1999. The gross profit percentage increased 180 basis points due to the realization of certain purchasing synergies, fewer product liquidations and a decline in net sales of the lower margin wholesale segment. Additionally, lower inventory shrinkage accounted for approximately 60 basis points and lower logistics costs accounted for approximately 30 basis points of the increased gross profit margin. The higher shrinkage and logistics costs in 1999 were related to merchandise conversions and product liquidations resulting from the Western merger. The gross profit for the retail segment was $881.0 million, or 40.7% of net sales, for 2000, as compared to $792.0 million, or 39.3% of net sales, for 1999. During the fourth quarter of 2000, we recorded a gain as a reduction to cost of sales of $3.3 million related to a lawsuit against a supplier. The gain represents actual damages incurred under an interim supply agreement with the supplier, which provided for higher merchandise costs. Subsequent to December 30, 2000, we agreed to a cash settlement of $16.6 million from the supplier. The remainder of the cash settlement over the originally recorded gain, reduced by higher product costs incurred under the interim supply agreement and fees and expenses related to the settlement of the matter, was recognized as an $8.3 million reduction to cost of sales during the first quarter of 2001.

Selling, general and administrative expenses, before integration expenses and non-cash stock option compensation, increased to $801.5 million, or 35.0% of net sales, for 2000, from $740.5 million, or 33.5% of net sales, for fiscal 1999. The increase in selling, general and administrative expenses is primarily attributable to the continued sales decline in the wholesale segment, which carries lower selling, general and administrative expenses as a percentage of sales as compared to the retail segment. Additionally, we incurred higher than expected medical claims as well as higher payroll, insurance and depreciation expense, partially offset by a decrease in net advertising costs, as a percentage of sales, as compared to 1999. We made certain investments in personnel and labor, which we believe are critical to our long-term success. The increase in depreciation expense is primarily related to the change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis.

EBITDA (operating income plus depreciation and amortization), as adjusted for non-cash and other employee compensation and integration expenses, was $161.9 million in 2000, or 7.1% of net sales, as compared to $121.9 million, or 5.5% of net sales, in fiscal 1999. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. We believe certain non-recurring charges, non-cash and other employee compensation, and merger and integration expenses, should be eliminated from the EBITDA calculation to evaluate our operating performance.

Interest expense for 2000 was $66.6 million, or 2.9% of net sales, as compared to $62.8 million, or 2.8% of net sales, for 1999. The increase in interest expense was a result of an increase in interest rates over 1999, offset by a decrease in net outstanding borrowings. During 2000, we repurchased $30.6 million of senior subordinated notes on the open market for $25.0 million.

Our effective income tax rate was 38.8% of pre-tax income for 2000, as compared to 33.2% of pre-tax loss for 1999. This increase is due to our pre-tax income in 2000 and pre-tax loss in 1999 and the resulting effect of permanent differences between book and tax reporting treatment on total income tax expense (benefit). Due to uncertainties related to the realization of deferred tax assets for certain net operating loss carryforwards, we recognized additional valuation allowances of $0.9 million during 2000.

We recorded net income of $19.6 million, or $0.68 per diluted share, for 2000, as compared to a net loss of $25.3 million, or $0.90 per diluted share, for 1999. In addition to the items previously discussed, we also recorded an extraordinary gain related to the early extinguishment of debt of $2.9 million, or $0.10 per diluted share, net of $1.8 million provided for income taxes and $0.9 million for the write-off of associated deferred debt issuance costs. As a percentage of sales, net income for 2000 was 0.8%, as compared to a net loss of 1.1% for 1999.

Liquidity and Capital Resources

At December 29, 2001, we had outstanding indebtedness consisting of $95.4 million of senior discount debentures, $355.4 million of senior subordinated notes, borrowings of $495.0 million under our senior credit facility, and $10.0 million of indebtedness under the McDuffie County Development Authority Taxable Industrial Bonds.

In connection with the Discount acquisition, we entered into the senior credit facility and issued $200.0 million in face amount of our senior subordinated notes. Upon consummation of the Discount acquisition, we used $485 million of borrowings under the new senior credit facility and net proceeds of $185.6 million from the sale of the senior subordinated notes to (1) fund the cash portion of the consideration paid to the Discount shareholders and in-the-money option holders, (2) repay $204.7 million in borrowings under Discount’s credit facility (including repayment premiums of $5.8 million), (3) purchase Discount’s Gallman distribution facility from the lessor for $34.1 million, (4) repay $256.6 million of borrowings under our prior credit facility, and (5) pay approximately $30 million in related transaction fees and expenses. At February 28, 2002, we had approximately $17.4 million in letters of credit outstanding and had no borrowings under the revolving credit facility, resulting in available borrowings of $142.6 million under the revolving credit facility.

In 2001, net cash provided by operating activities was $103.5 million. This amount consisted of an $11.4 million in net income, depreciation and amortization of $71.2 million, amortization of deferred debt issuance costs and bond discount of $14.6 million, impairment of assets held for sale of $12.3 million, amortization of stock option compensation of $11.7 million and an increase of $17.7 million of net working capital and other operating activities. Net cash used for investing activities was $451.0 million and was comprised primarily of capital expenditures of $63.7 million and cash consideration of $390.0 million in the Discount and Carport mergers. Net cash provided by financing activities was $347.6 million and was comprised primarily of net borrowings and issuance of equity.

In 2000, net cash provided by operating activities was $104.0 million. This amount consisted of $19.6 million in net income, depreciation and amortization of $66.8 million, amortization of deferred debt issuance costs and bond discount of $13.1 million and a decrease of $4.5 million in net working capital and other operating activities. Net cash used for investing activities was $65.0 million and was comprised primarily of capital expenditures. Net cash used in financing activities was $43.6 million and was comprised primarily of net repayments of long-term debts.

In 1999, net cash used in operating activities was $21.0 million. This amount consisted of a $25.3 million net loss, offset by depreciation and amortization of $58.1 million, amortization of deferred debt issuance costs and bond discount of $12.2 million, and an increase of $66.0 million in net working capital and other operating activities. Net cash used for investing activities was $113.8 million and was comprised primarily of capital expenditures of $105.0 million and cash consideration of $13.0 million in the Western merger. Net cash provided by financing activities was $121.3 million and was comprised primarily of net borrowings.

Our primary capital requirements have been the funding of our continued store expansion program, store relocations and remodels, inventory requirements, the construction and upgrading of distribution centers, the development and implementation of proprietary information systems, the Discount acquisition, the Western merger and the Carport acquisition. We have financed our growth through a combination of internally generated funds, borrowings under the credit facility and issuances of equity.

Our new stores, if leased, require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $150,000 per store, net of vendor payables. A portion of the inventory investment is held at a distribution facility. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred.

Our future capital requirements will depend on the number of new stores we open and the timing of those openings within a given year. We opened 140 new stores during 2000 and 80 new stores during 2001 (excluding stores acquired in the Carport and Discount acquisitions). In addition, we anticipate adding approximately 100 to 125 new stores through new store openings and selective acquisitions during 2002. Our capital expenditures were approximately $63.7 million in 2001 (excluding the Carport and Discount acquisitions). These amounts related to the new store openings, the upgrade of our information systems (including our new point-of-sale and electronic parts catalog system) and remodels and relocations of existing stores. In 2002, we anticipate that our capital expenditures will be approximately $105 million, of which approximately $34 million will involve conversion and other integration related capital expenditures associated with the Discount acquisition.

Historically, we have negotiated extended payment terms from suppliers that help finance inventory growth, and we believe that we will be able to continue financing much of our inventory growth through such extended payment terms. We anticipate that inventory levels will continue to increase primarily as a result of new store openings.

As part of normal operations, we continually monitor store performance, which results in our closing certain store locations that do not meet profitability objectives. In 2001, we closed three stores as part of 2000 restructuring activities and decided to close or relocate 39 additional stores that did not meet profitability objectives, 27 of which were closed or relocated at December 29, 2001. In addition, as part of our ongoing review of our store performance and our focus on increasing the productivity of our entire store base, we anticipate closing approximately 25 additional Advance Auto Parts stores in 2002. As a result of the Carport acquisition, we closed 21 acquired stores not expected to meet profitability objectives. As part of our integration of Discount, we expect to close 108 and 27 Discount and Advance stores, respectively, that are in overlapping markets, as well as Discount stores that do not meet profitability objectives. In addition, we made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio.

The Western merger, Carport acquisition and Discount acquisition also resulted in restructuring reserves recorded in purchase accounting for the closure of certain stores, severance and relocation costs and other facility exit costs. In addition, we assumed certain restructuring and deferred compensation liabilities previously recorded by Western and Discount. At December 29, 2001, these reserves had a remaining balance of $23.6 million. At December 29, 2001, the total liability for the assumed restructuring and deferred compensation plans was $2.1 million and $4.3 million, respectively, of which $1.2 million and $2.3 million, respectively, is recorded as a current liability. The classification for deferred compensation is determined by payment terms elected by plan participants, primarily former Western employees, which can be changed upon 12 months’ notice.

We expect that funds provided from operations and available borrowings of approximately $142.6 million under our revolving credit facility at February 28, 2002, will provide sufficient funds to operate our business, make expected capital expenditures of approximately $105 million in 2002, finance our restructuring activities, redeem our industrial revenue bonds in November 2002 in an aggregate principal amount of $10 million and fund future debt service on our senior subordinated notes, our senior discount debentures and our senior credit facility over the next 12 months.

Long Term Debt

Senior Credit Facility.    In connection with the Discount acquisition, we entered into a new senior credit facility consisting of (1) a $180 million tranche A term loan facility due 2006 and a $305 million tranche B term loan facility due 2007 and (2) a $160 million revolving credit facility (including a letter of credit subfacility). The senior credit facility is jointly and severally guaranteed by all of our domestic subsidiaries (including Discount and its subsidiaries) and is secured by substantially all of our assets and the assets of our existing and future domestic subsidiaries (including Discount and its subsidiaries).

The tranche A term loan facility matures on November 30, 2006 and provides for amortization of $11.0 million at the end of the first year, semi-annual amortization aggregating $27.4 million in year two, $43.6 million in year three and $49.0 million in each of years four and five. The tranche B term loan facility matures on November 30, 2007 and amortizes in semi-annual installments of $2.5 million for five years commencing on November 30, 2002, with a final payment of $280.0 million due in year six. The revolving credit facility matures on November 30, 2006. The interest rate on the tranche A term loan facility and the revolving credit facility is based, at our option, on either an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. From July 14, 2002, the interest rates under the tranche A term loan facility and the revolving credit facility will be subject to adjustment according to a pricing grid based upon our leverage ratio (as defined in the senior credit facility). The initial margins are 3.50% and 2.50% for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25%, respectively, if our leverage ratio is less than 2.00 to 1.00. The interest rate on the tranche B term loan facility is based, at our option, on either an adjusted LIBOR rate with a floor of 3.00% plus 4.00% per annum or an alternate base rate plus 3.00% per annum. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

Borrowings under the senior credit facility are required to be prepaid, subject to certain exceptions, in certain circumstances.

The senior credit facility contains covenants restricting our ability and the ability of our subsidiaries to, among others things, (i) pay cash dividends on any class of capital stock or make any payment to purchase, redeem, retire, acquire, cancel or terminate capital stock, (ii) prepay, redeem, retire, acquire, cancel or terminate debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans, investments, advances or guarantees, (v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) enter into any agreement which restricts the ability to create liens on property or assets or the ability of subsidiaries to pay dividends or make payments on advances or loans to subsidiaries, (x) change the nature of the business conducted by us and our subsidiaries, (xi) change our passive holding company status and (xii) amend existing debt agreements or our certificate of incorporation, by-laws or other organizational documents. We are also required to comply with financial covenants in the credit facility with respect to (a) limits on annual aggregate capital expenditures, (b) a maximum leverage ratio, (c) a minimum interest coverage ratio and (d) a ratio of current assets to funded senior debt. We were in compliance with the above covenants under the senior credit facility at December 29, 2001.

Senior Subordinated Notes.    On October 31, 2001, in connection with the Discount acquisition, we sold an additional $200.0 million in senior subordinated notes at an issue price of 92.802%, yielding gross proceeds of approximately $185.6 million, the accreted value of which was $185.9 million at December 29, 2001. These senior subordinated notes were an addition to the $200.0 million face amount of existing senior subordinated notes that we issued in connection with the recapitalization in April 1998, of which $169.5 million was outstanding at December 29, 2001. All of the notes mature on April 15, 2008 and bear interest at 10.25%, payable semi-annually on April 15 and October 15. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future restricted subsidiaries that guarantees any indebtedness of us or any restricted subsidiary. The notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2003, in cash at certain redemption prices plus accrued and unpaid interest and liquidating damages, if any, at the redemption date. The indentures governing the notes also contain certain covenants that limit, among other things, our and our subsidiaries’ ability to incur additional indebtedness and issue preferred stock, pay dividends or make certain other distributions, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries, redeem subordinated debt, sell assets, enter into any agreements that restrict dividends from restricted subsidiaries and enter into certain mergers or consolidations.

Senior Discount Debentures and Industrial Reserve Bonds.    In April 1998, in connection with the recapitalization, we issued $112.0 million in face amount of senior discount debentures. The debentures accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. At December 29, 2001, $95.4 million principal amount was outstanding. Commencing April 15, 2003, cash interest on the debentures will accrue and be payable semi-annually at a rate of 12.875% per annum.

The indenture governing the debentures contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur indebtedness and issue preferred stock, repurchase stock and certain indebtedness, engage in transactions with affiliates, create or incur certain liens, pay dividends or certain other distributions, make certain investments, enter into new businesses, sell stock of restricted subsidiaries, sell assets and engage in certain mergers and consolidations.

Our obligations relating to the industrial revenue bonds include an interest factor at a variable rate and will require no principal payments until maturity in November 2002.

Seasonality

Our business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, our business can be affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot or cold weather tends to enhance sales by causing automotive parts to fail.

Quantitative and Qualitative Disclosures about Market Risks

We currently utilize no material derivative financial instruments that expose us to significant market risk. We are exposed to cash flow and fair value risk due to changes in interest rates with respect to our long-term debt. While we cannot predict the impact interest rate movements will have on our debt, exposure to rate changes is managed through the use of fixed and variable rate debt. Our future exposure to interest rate risk decreased during 2001 due to decreased interest rates and reduced variable rate debt.

Our fixed rate debt consists primarily of outstanding balances on our senior discount debentures and senior subordinated notes. Our variable rate debt relates to borrowings under the senior credit facility and the industrial revenue bonds. Our variable rate debt is primarily vulnerable to movements in the LIBOR, Prime, Federal Funds and Base CD rates.

The table below presents principal cash flows and related weighted average interest rates on long-term debt we had outstanding at December 29, 2001, by expected maturity dates. Expected maturity dates approximate contract terms. Fair values included herein have been determined based on quoted market prices. Weighted average variable rates are based on implied forward rates in the yield curve at December 29, 2001. Implied forward rates should not be considered a predictor of actual future interest rates.

	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006	Thereafter	Total	Fair Market Value
	(dollars in thousands)
Long-term debt:
Fixed rate	—	—	—	—	—	$481,450	$481,450	$457,804
Weighted average interest rate	—	—	—	—	—	10.9%	10.9%
Variable rate	$23,715	$32,385	$48,578	$53,975	$63,975	$282,372	$505,000	$505,000
Weighted average interest rate	5.9%	7.9%	9.1%	9.5%	9.9%	10.3%	8.6%

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (“FASB”) issues SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statements of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, the FASB issued SFAS No. 138, “Accounting for Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS No. 133,” which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. We adopted SFAS No. 133 on December 31, 2000 with no material impact on our financial position or results of operations.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities”. This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. We implemented SFAS No. 140 during the first quarter of 2001. The implementation had no impact on our financial position or results of operations.

In June 2001, the FASB issued Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for our existing goodwill and intangible assets beginning on December 30, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. For 2001, we had amortization expense of approximately $444 related to existing goodwill of $3,251 at December 29, 2001. Such amortization will be eliminated upon adoption of SFAS No. 142. Although we are currently evaluating the impact of other provisions of SFAS Nos. 141 and 142, we do not expect that the adoption of these statements will have a material impact on our financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for 2003. We do not expect SFAS No. 143 to have a material impact on our financial position or results of operations.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 retains the basic provisions from both SFAS 121 and APB 30 but includes changes to improve financial reporting and comparability among entities. We will adopt the provisions of SFAS 144 during the first quarter of 2002. We do not expect the adoption of SFAS No. 144 to have a material impact on our financial position or results of operations.